Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Second Quarter Fiscal 2022 Financial Results

HARRISBURG, PA – September 1, 2022 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the second quarter ended July 30, 2022.

Second Quarter Summary:

•	Total net sales increased 8.8% to $452.5 million.

•	Comparable store sales increased 1.2%.

•	The Company opened 11 new stores and closed one store, ending the quarter with 449 stores in 29 states, a year-over-year increase in store count of 9.8%.

•	Operating income decreased 63.8% to $16.5 million and operating margin decreased 730 basis points to 3.7%.

•	Net income was $14.1 million, or $0.22 per diluted share, as compared with $34.3 million, or $0.52 per diluted share, in the prior year.

•	Adjusted net income(1) was $13.7 million, or $0.22 per diluted share, as compared with prior year adjusted net income of $34.0 million, or $0.52 per diluted share.

•	Adjusted EBITDA(1) decreased 52.1% to $25.9 million and adjusted EBITDA margin(1) decreased 730 basis points to 5.7%.

John Swygert, President, Chief Executive Officer and Interim Chief Financial Officer, stated, “We celebrated our 40th birthday of selling Good Stuff Cheap to every community we serve on July 29th and could not be prouder for all the hard work and dedication our team members have displayed over the years. We were pleased with the meaningful improvement we experienced in our sales trends during the second quarter. Our comparable store sales increased 1.2% compared to 2021, in line with our expectations. During the quarter we emphasized our extreme value proposition and reinvested back into price and experienced a slight change in mix, which impacted our merchandise margin.  We expect to see the gross margin impact reverse during the third quarter.”

“We are extremely excited with the closeout deals in our pipeline early in the third quarter.  Given the numerous economic challenges and disruptions in the market today, we believe that extreme value will become increasingly important as we move through the back half of the year.  As we said on our last call, we believe value will win and we are committed to providing the lowest price possible to the consumer,” Mr. Swygert concluded.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Second Quarter Results

Net sales increased 8.8% to $452.5 million in the second quarter of fiscal 2022 as compared with net sales of $415.9 million in the second quarter of fiscal 2021.  The increase in net sales was the result of a comparable store sales increase of 1.2% in addition to new store unit growth.

Gross profit decreased 11.9% to $143.6 million in the second quarter of fiscal 2022 from $163.0 million in the second quarter of fiscal 2021. Gross margin decreased 750 basis points to 31.7% in the second quarter of fiscal 2022 from 39.2% in the second quarter of fiscal 2021. The decrease in gross margin in the second quarter of fiscal 2022 is primarily related to increased supply chain costs, as a result of higher import transportation and labor costs, and a slight decrease in the merchandise margin.

Selling, general and administrative expenses increased 7.6% to $118.5 million in the second quarter of fiscal 2022 from $110.1 million in the second quarter of fiscal 2021, primarily driven by an increased number of stores and higher wage rates in select markets.  As a percentage of net sales, SG&A decreased 30 basis points to 26.2% in the second quarter of fiscal 2022 from 26.5% in the second quarter of fiscal 2021.  The decrease was primarily due to leverage in payroll and occupancy as well as other fixed costs from the increase in comparable store sales as well as continued tight expense controls.

Pre-opening expenses for new stores increased slightly to $3.0 million in the second quarter of fiscal 2022 from $2.5 million in the second quarter of fiscal 2021 due to the timing of new stores. As a percentage of net sales, pre-opening expenses increased 10 basis points to 0.7% in the second quarter of fiscal 2022 from 0.6% in the second quarter of fiscal 2021.

Operating income decreased 63.8% to $16.5 million in the second quarter of fiscal 2022 from $45.7 million in the second quarter of fiscal 2021.  Operating margin decreased 730 basis points to 3.7% in the second quarter of fiscal 2022 from 11.0% in the second quarter of fiscal 2021 primarily due to the decrease in gross margin partially offset by continued tight expense controls in selling, general and administrative expenses.

Net income decreased 58.9% to $14.1 million, or $0.22 per diluted share, in the second quarter of fiscal 2022 compared with net income of $34.3 million, or $0.52 per diluted share, in the second quarter of fiscal 2021. Diluted earnings per share in the second quarter of fiscal 2022 and the second quarter of fiscal 2021 included a benefit of $0.01, respectively, due to excess tax benefits related to stock based compensation. Adjusted net income(1), which excludes these benefits, decreased 59.8% to $13.7 million, or $0.22 per diluted share, in the second quarter of fiscal 2022 from $34.0 million, or $0.52 per diluted share, in the second quarter of fiscal 2021.

Adjusted EBITDA(1) decreased 52.1% to $25.9 million in the second quarter of fiscal 2022 from $54.1 million in the second quarter of fiscal 2021.  Adjusted EBITDA margin(1) decreased 730 basis points to 5.7% in the second quarter of fiscal 2022 from 13.0% in the second quarter of fiscal 2021.  Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the second quarter of fiscal 2022 was $218.0 million compared with $444.3 million as of the end of the second quarter of fiscal 2021.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $90.0 million of availability under the facility as of the end of the second quarter of fiscal 2022. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.4 million as of the end of the second quarter of fiscal 2022.

Inventories as of the end of the second quarter of fiscal 2022 increased 32.3% to $494.1 million compared with $373.5 million as of the end of the second quarter of fiscal 2021, with the change attributable to increased supply chain costs, increased number of stores, and the timing of merchandise receipts.

Capital expenditures in the second quarter of fiscal 2022 totaled $14.0 million compared with $8.2 million in the second quarter of fiscal 2021.

During the second quarter of fiscal 2022, the Company invested $10.0 million of cash to repurchase 238,485 shares of its common stock. As of the end of the second quarter, the Company had $170.0 million of remaining under our share repurchase authorization.

Fiscal 2022 Outlook

The Company estimates the following:

For full-year fiscal 2022 updated to reflect its second quarter results, now estimating the following:

•	Total net sales of $1.843 billion to $1.861 billion;

•	Comparable store sales ranging from -2.5% to -1.5%;

•	The opening of 41 to 43 new stores, less two relocations and one closure;

•	Gross margin of approximately 36.4% to 36.6%

•	Operating income of $145.0 million to $150.0 million;

•
Adjusted net income(2) of $109.5 million to $113.0 million and adjusted net income per diluted share(2) of $1.74 to $1.79, both of which exclude excess tax benefits related to stock-based compensation;

•	An effective tax rate of 24.5%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of 63.0 million; and

•
Capital expenditures of $53 million to $58 million, primarily for new stores, the expansion of the Company’s York, PA distribution center, costs related to our fourth distribution center, store-level initiatives, and IT projects.

For the third quarter of fiscal 2022:

•	Total net sales of $426.0 million to $434.0 million;

•	Comparable store sales ranging from 3.5% to 5.5%;

•	Gross margin of approximately 39.4% - 39.6%;

•	Operating income of $33.0 million to $36.0 million; and

•	Adjusted net income(2) of $24.5 million to $26.8 million and adjusted net income per diluted share(2) of $0.39 to $0.43, both of which exclude excess tax benefits related to stock-based compensation.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss second quarter fiscal 2022 financial results is scheduled for today, September 1, 2022, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 452 stores in 29 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2022 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; risks associated with the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings

Investor Contact:
Lyn Walther
ICR
646-200-8887
Lyn.Walther@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Condensed consolidated statements of income data:
Net sales	$452,482	$415,881	$859,148	$868,373
Cost of sales	308,872	252,846	574,213	522,728
Gross profit	143,610	163,035	284,935	345,645
Selling, general and administrative expenses	118,466	110,119	234,739	214,489
Depreciation and amortization expenses	5,579	4,669	10,826	9,153
Pre-opening expenses	3,020	2,541	5,680	5,076
Operating income	16,545	45,706	33,690	116,927
Interest (income) expense, net	(123)	66	(14)	41
Income before income taxes	16,668	45,640	33,704	116,886
Income tax expense	2,571	11,317	7,084	27,343
Net income	$14,097	$34,323	$26,620	$89,543
Earnings per common share:
Basic	$0.23	$0.53	$0.42	$1.37
Diluted	$0.22	$0.52	$0.42	$1.36
Weighted average common shares outstanding:
Basic	62,584	65,311	62,650	65,407
Diluted	62,818	65,825	62,838	65,972

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	68.3	60.8	66.8	60.2
Gross profit	31.7	39.2	33.2	39.8
Selling, general and administrative expenses	26.2	26.5	27.3	24.7
Depreciation and amortization expenses	1.2	1.1	1.3	1.1
Pre-opening expenses	0.7	0.6	0.7	0.6
Operating income	3.7	11.0	3.9	13.5
Interest (income) expense, net	-	-	-	-
Income before income taxes	3.7	11.0	3.9	13.5
Income tax expense	0.6	2.7	0.8	3.1
Net income	3.1%	8.3%	3.1%	10.3%

(1)  Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 30,	July 31,
Assets	2022	2021
Current assets:
Cash and cash equivalents	$218,043	$444,262
Inventories	494,133	373,550
Accounts receivable	3,086	824
Prepaid expenses and other assets	9,410	8,214
Total current assets	724,672	826,850
Property and equipment, net	158,374	142,299
Operating lease right-of-use assets	438,538	395,195
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,193	2,337
Total assets	$1,999,186	$2,042,090
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$470	$298
Accounts payable	96,643	92,798
Current portion of operating lease liabilities	79,150	72,339
Accrued expenses and other	77,849	80,428
Total current liabilities	254,112	245,863
Revolving credit facility	-	-
Long-term debt	960	610
Deferred income taxes	65,242	65,934
Long-term operating lease liabilities	366,677	330,565
Other long-term liabilities	2	4
Total liabilities	686,993	642,976
Stockholders’ equity:
Common stock	67	66
Additional paid-in capital	672,107	658,899
Retained earnings	910,342	815,810
Treasury - common stock	(270,323)	(75,661)
Total stockholders’ equity	1,312,193	1,399,114
Total liabilities and stockholders’ equity	$1,999,186	$2,042,090

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$35,471	$1,723	$3,955	$41,846
Net cash used in investing activities	(13,886)	(5,335)	(23,503)	(14,747)
Net cash used in financing activities	(9,005)	(24,293)	(9,386)	(29,963)
Net increase (decrease) in cash and cash equivalents	12,580	(27,905)	(28,934)	(2,864)
Cash and cash equivalents at beginning of period	205,463	472,167	246,977	447,126
Cash and cash equivalents at end of period	$218,043	$444,262	$218,043	$444,262

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP. We have included the non-GAAP measures of adjusted operating income, adjusted operating income margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Net income	$14,097	$34,323	$26,620	$89,543
Excess tax benefits related to stock-based compensation(1)	(446)	(358)	(204)	(2,453)
Adjusted net income	$13,651	$33,965	$26,416	$87,090

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Net income per diluted share	$0.22	$0.52	$0.42	$1.36
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation	(0.01)	(0.01)	(0.00)	(0.04)
Adjusted net income per diluted share (1)	$0.22	$0.52	$0.42	$1.32

Diluted weighted-average common shares outstanding	62,818	65,825	62,838	65,972

(1) Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Net income	$14,097	$34,323	$26,620	$89,543
Interest (income) expense, net	(123)	66	(14)	41
Depreciation and amortization expenses	7,053	6,094	13,761	12,012
Income tax expense	2,571	11,317	7,084	27,343
EBITDA	23,598	51,800	47,451	128,939
Non-cash stock-based compensation expense	2,335	2,312	4,723	4,332
Adjusted EBITDA	$25,933	$54,112	$52,174	$133,271

 Key Statistics

	Thirteen weeks ended		Twenty-six weeks ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021

Number of stores open at the beginning of period	439	397	431	388
Number of new stores	11	12	20	23
Number of closed stores	(1)	-	(2)	(2)
Number of stores open at end of period	449	409	449	409

Average net sales per store (1)	$1,014	$1,024	$1,949	$2,173
Comparable stores sales change	1.2%	(28.0)%	(8.5)%	(9.3)%
Comparable store count – end of period	392	354	392	354

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.